Exhibit (h)(15)(iii)

AMENDMENT TO FUND PARTICIPATION AGREEMENT
(Service and Institutional Shares)
THIS AMENDMENT TO THE FUND PARTICIPATION AGREEMENT (this “Amendment”) is made as of the 1st day of October, 2022, by and among PROTECTIVE LIFE INSURANCE COMPANY, a life insurance company organized under the laws of the State of Tennessee (the “Company”), acting herein for and on behalf of itself and on behalf of each segregated asset account set forth in Schedule A to the Participation Agreement between the parties (the “Accounts”); and JANUS ASPEN SERIES, an open-end management investment company organized as a Delaware statutory trust (the “Trust”).

RECITALS

WHEREAS, the Company and the Trust are parties to a certain Participation Agreement dated December 3, 2020, as amended (the “Agreement”);

WHEREAS, the parties desire to amend the Agreement to update the separate accounts and contracts listed in Schedule A; and,

WHEREAS, the parties now desire to modify the Agreement as provided herein.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and conditions set forth herein, and for other good and valuable consideration, the parties agree to amend the Agreement as follows:

1.
Schedule A. Schedule A to the Agreement is hereby deleted in its entirety and replaced with Schedule A as attached hereto.

2.
Ratification and Confirmation of Agreement.  In the event of a conflict between the terms of this Amendment and the Agreement, it is the intention of the parties that the terms of this Amendment shall control and the Agreement shall be interpreted on that basis.  To the extent the provisions of the Agreement have not been amended by this Amendment, the parties hereby confirm and ratify the Agreement.

3.
Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., facsimile or emailed portable document format (PDF)), and the parties hereby adopt as original any signatures received via electronically transmitted form.  Facsimile or electronic signatures will have the same legal effect as original signatures.

4.
Full Force and Effect.  Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

PROTECTIVE LIFE INSURANCE COMPANY, on behalf of itself and each Separate Account
By: /s/ Steve Cramer

Name: Steve Cramer

Title:_Chief Product Officer – Retirement Division_

JANUS ASPEN SERIES

By:__/s/ Abigail Murray

Name: Abigail Murray
Title: Vice President, Secretary and Chief Legal Officer

SCHEDULE A
Separate Accounts1
(As of October 1, 2022)

Name of Separate Account	Date Established by the Board of Directors
Protective COLI VUL Separate Account	February 25, 2020
Protective COLI PPVUL Separate Account	April 14, 2020
Protective Variable Annuity Separate Account	December 23, 1993
PLICO Variable Annuity Account S	July 2, 2020
Protective BOLI PPVUL Separate Account	September 1, 2021
Protective COLI PPVUL SV	September 1, 2021
Protective Variable Life Separate Account	February 22, 1995

1  In the event Trust needs the name of the associated Contracts for transparency purposes, the Company shall provide the name of the associated Contracts upon Trust’s written request (which may be by email).